Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-3 and related Prospectus of Omega Navigation Enterprises Inc. for the registration of up to $175,000,000 of its common shares, preferred shares, debt securities, warrants, purchase contracts and units, and to the incorporation by reference therein of our report dated April 18, 2007, with respect to the consolidated financial statements of Omega Navigation Enterprises Inc. included in its Annual Report on Form 20-F for the year ended December 31, 2006, filed with the U.S. Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accoutants S.A.

Athens, Greece
November 2, 2007